UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2017

CRISPR THERAPEUTICS AG

(Exact Name of Company as Specified in Charter)

Switzerland	001-37923	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Baarerstrasse 14

6300 Zug

Switzerland

+41 61 228 7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01 Entry into a Material Definitive Agreement.

Joint Development and Commercialization Agreement.

On December 12, 2017, CRISPR Therapeutics AG, CRISPR Therapeutics, Inc., CRISPR Therapeutics Limited and TRACR Hematology Ltd (together, “CRISPR”) and Vertex Pharmaceuticals Incorporated and Vertex Pharmaceuticals (Europe) Limited (together, “Vertex”) entered into a Joint Development and Commercialization Agreement (the “Joint Development Agreement”).

The Joint Development Agreement includes, among other things, provisions relating to the following:

Governance. CRISPR and Vertex will form the following committees: (i) a joint steering committee to provide high-level oversight and decision making regarding the activities covered by the Joint Development Agreement, (ii) a joint development committee to provide oversight and decision making-making regarding development activities, (iii) a joint commercialization committee to provide oversight and decision-making regarding commercialization activities and (iv) a joint manufacturing committee to provide oversight and decision-making regarding manufacturing activities. Each of the committees will contain an equal number of representatives from each of CRISPR and Vertex.

Commercialization. The Joint Development Agreement provides that CRISPR will be the responsible for commercialization activities in the United States and Vertex will be responsible for commercialization activities outside of the United States.

Financial Terms. In connection with entering into the Joint Development Agreement, CRISPR will receive a $7.0 million up-front payment from Vertex and is eligible for a one-time low seven digit milestone payment upon the dosing of the second patient in a clinical trial with the initial product candidate. The net profits and net losses, as applicable, incurred under the Joint Development Agreement will be shared equally between CRISPR and Vertex.

Termination. Either party can terminate the Joint Development Agreement upon the other party’s material breach, subject to specified notice and cure provisions, or, in the case of Vertex, in the event that CRISPR becomes subject to specified bankruptcy, winding up or similar circumstances. Either party may terminate the Joint Development Agreement in the event the other party commences or participates in any action or proceeding challenging the validity or enforceability of any patent that is licensed to such challenging party pursuant to the Joint Development Agreement. Vertex also has the right to terminate the Joint Development Agreement for convenience at any time after giving prior written notice.

If circumstances arise pursuant to which a party would have the right to terminate the Joint Development Agreement on account of an uncured material breach, such party may elect to keep the Joint Development Agreement in effect and cause such breaching party to be treated as if it had exercised its opt-out rights with respect to the products associated with such uncured material breach (described below) and the royalties payable to the breaching party would be reduced by a specified percentage.

Opt-Out Rights. Either party may opt of out of the development of a product candidate under the Joint Development Agreement after predetermined points in the development of the product candidate, on a candidate-by-candidate basis. In the event of such opt-out, the opting-out will no longer share in the net profits and net losses associated with such product candidate and, instead, the opting out party will be entitled to high single to mid- teen percentage royalties on the net sales of such product, if commercialized.

The full text of the press release announcing the Joint Development Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Amendment No. 1 to Strategic Collaboration, Option and License Agreement

CRISPR and Vertex entered into the Joint Development Agreement pursuant to the terms of a Strategic Collaboration, Option and License Agreement (the “Collaboration Agreement”), dated October 26, 2015, by and among CRISPR and Vertex, pursuant to which, among other things, Vertex was granted the option to exclusively license treatments for up to six collaboration targets that emerge from the four-year research collaboration with CRISPR.

In connection with entering into the Joint Development Agreement, CRISPR and Vertex entered into Amendment No. 1 to the Collaboration Agreement (the “Amendment”). The Amendment, among other things, modified certain definitions and provisions of the Collaboration Agreement to make them consistent with the Joint Development Agreement and clarified how many options are exercised (or deemed exercised) in connection with certain targets specified under the Collaboration Agreement. The Amendment also amended other provisions of the Collaboration Agreement, including the expiration terms of the Collaboration Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits shall be deemed to be furnished, and not filed:

Exhibit No.	Description

10.1	Joint Development and Commercialization Agreement by and between, on the one hand, Vertex Pharmaceuticals Incorporated and Vertex Pharmaceuticals (Europe) Limited, and on the other hand, CRISPR Therapeutics AG, CRISPR Therapeutics, Inc., CRISPR Therapeutics Limited and TRACR Hematology Ltd., dated as of December 12, 2017

10.2	Amendment No. 1 to the Strategic Collaboration, Option and License Agreement by and between, on the one hand, Vertex Pharmaceuticals Incorporated and Vertex Pharmaceuticals (Europe) Limited, and on the other hand, CRISPR Therapeutics AG, CRISPR Therapeutics, Inc., CRISPR Therapeutics Limited and TRACR Hematology Ltd., dated as of December 12, 2017

99.1	Press Release by CRISPR Therapeutics AG, dated December 12, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRISPR THERAPEUTICS AG

Date: December 18, 2017	By:	/s/ Rodger Novak
Rodger Novak, M.D.
President